                                                                                                         EXHIBIT 99.1
Minerals Technologies Inc.
Press Release for NYSE Review

EXECUTIVE CHAIRMAN JOSEPH C. MUSCARI RESUMES THE DUTIES OF CHIEF EXECUTIVE OFFICER AT MINERALS TECHNOLOGIES INC.
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D.J. Monagle Named Chief Operating Officer
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Robert S. Wetherbee Leaving Company for Personal Reasons
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NEW YORK, February 27, 2014—Minerals Technologies Inc. (NYSE: MTX) announced today that Executive Chairman Joseph C. Muscari will resume the responsibilities of Chairman and Chief Executive Officer, effective immediately.

The company also announced the appointment of D.J. Monagle, Senior Vice President and Managing Director of the Paper PCC business unit, to Chief Operating Officer of the corporation.

Robert S. Wetherbee, who became President and Chief Executive Officer on March 11, 2013, is leaving the company for personal reasons.

"At this time, we are in the midst of a potential  acquisition of AMCOL International, and I am resuming the duties of chief executive officer to focus on the successful completion and integration of this acquisition, and to continue guiding Minerals Technologies on a high growth and performance track," said Mr. Muscari. "I am also pleased to promote D.J. Monagle to Chief Operating Officer to oversee the operations of our three business units. D.J. has the necessary leadership experience and business acumen to continue to execute our successful strategies of geographic expansion and new product innovation. Speaking on behalf of all at Minerals Technologies, I'd like to thank Bob Wetherbee for his service and wish him well."

D.J. Monagle joined the company in 2003 as Director, Global Marketing, Paper PCC. He was named Vice President, North America, Paper PCC, in 2004 and appointed to Vice President, the Americas, Paper PCC, in 2006. He was named Senior Vice President and Managing Director, Paper PCC, in November 2007. Before joining Minerals Technologies, Mr. Monagle worked for the Paper Technology Group at Hercules Inc. between 1990 and 2003, where he held sales and marketing positions of increasing responsibility. Between 1985 and 1990, he served as an aviation officer in the U.S. Army's 11th Armored Cavalry Regiment, leaving the service as a troop commander with a rank of Captain.

Mr. Muscari served as Chairman and Chief Executive Officer of Minerals Technologies since March of 2007 after joining the company's Board of Directors in 2005. He became Executive Chairman in March of 2013.  Before joining the company, Mr. Muscari spent 37 years at Alcoa Inc., serving in numerous executive positions. His last position there was Executive Vice President and Chief Financial Officer.

Minerals Technologies Inc. is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales of $1.02 billion in 2013.

For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/

Media Contact:
Rick B. Honey
212-878-1831